Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1) Registration Statement (Form S-8 No. 333-148375) of Forestar Group Inc.,
2) Registration Statement (Form S-8 No. 333-159214) of Forestar Group Inc.,
3) Registration Statement (Form S-8 No. 333-224803) of Forestar Group Inc., and
4) Registration Statement (Form S-3 No. 333-259985) of Forestar Group Inc.
of our reports dated November 18, 2021, with respect to the consolidated financial statements of Forestar Group Inc. and the effectiveness of internal control over financial reporting of Forestar Group Inc. included in this Annual Report (Form 10-K) of Forestar Group Inc. for the year ended September 30, 2021.

/s/ Ernst & Young LLP

Fort Worth, Texas
November 18, 2021